EXHIBIT 5.1
[SANGRA MOLLER LETTERHEAD]
October 7, 2010
Board of Directors
Terra Nova Royalty Corporation
Suite 1620 – 400 Burrard Street,
Vancouver, British Columbia
Canada V6C 3A6
Re:   Terra Nova Royalty Corporation — Registration Statement on Form F-4
Ladies and Gentlemen:
     We have acted as counsel to Terra Nova Royalty Corporation, a British Columbia corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form F-4 (the “Registration Statement”) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 25,001,089 common shares without par value (the “Securities”) of the Company to be issued by the Company in connection with the Merger Agreement (defined below). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Registration Statement.
I.
     We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:
(a)	the Registration Statement;

(b)	a Certificate of Amalgamation issued by the Registrar of Companies (British Columbia) dated December 28, 2006.

(c)	the Notice of Articles dated April 19, 2010 and the Articles of the Company contained in the Company’s minute book;

(d)	a Certificate of Good Standing issued by the Registrar of Companies (British Columbia) dated September 30, 2010 with respect to the Issuer;

(e)	an executed copy of the Support and Merger Agreement dated September 24, 2010, among the Company, TTT Acquisition Corp. and Mass Financial Corp. (the “Merger Agreement”);

(f)	a copy of the resolutions of Terra Nova’s board of directors effective September 24, 2010, approving the Merger Agreement and the issuance of the Securities; and

(g)	a certificate (the “Officer’s Certificate”) of an officer of the Company as to certain factual matters.
II.
     Except as otherwise set forth herein, the opinions expressed herein are limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.
III.
     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that when issued pursuant to the terms of prospectus contained in the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.
IV.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters”.
     This opinion is rendered to you in connection with the filing of the Registration Statement and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.
Very truly yours,
/s/ Sangra Moller LLP